Exhibit 99.B(h)(1)(iv)

AMENDMENT NO. 3

TO

TRANSFER AGENCY & SHAREHOLDER SERVICES AGREEMENT

This Amendment No. 3 to Transfer Agency & Shareholder Services Agreement, dated as of March 1, 2021 (“Amendment No. 3”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and each of Pacific Life Insurance Company (“Pacific Life”) and Pacific Funds Series Trust (“Trust”), on its own behalf and on behalf of each of series of the Trust listed on the Schedule B to the Amended Agreement (as defined below) (Trust and each series are, individually, a “Fund” and, collectively, the “Funds”).

Background

BNYM, Pacific Life and the Trust previously entered into the Transfer Agency & Shareholder Services Agreement, dated as of July 1, 2020, Amendment No. 1 to Transfer Agency & Shareholder Services Agreement, dated as of July 31, 2020 and Amendment No. 2 To Transfer Agency & Shareholder Services Agreement, dated as of December 14, 2020 (collectively, the "Current Agreement") The aforementioned parties intend that the Current Agreement be amended in accordance with the terms of this Amendment No. 3. The Current Agreement as amended by this Amendment No. 3 is referred to herein as the “Amended Agreement”.

Terms

In consideration of the mutual covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties intending to be legally bound agree as set forth above and as follows:

1.             Modifications to Current Agreement. The Current Agreement is amended as follows:

(a) Section 19(u) is deleted and replaced in its entirety with the following:

(u)       Termination of Prior Agreements. Immediately upon the effectiveness of this Agreement, the Prior Agreement and the Teleservicing Agreement, dated April 1, 2013, between BNYM and each of Pacific Life and the Trust, on its own behalf and on behalf of each of its series, shall be void and cease to have any force or effect and shall be terminated and supersededin their entirety by this Agreement.

(b) Schedule B, containing the list of Funds, is deleted and replaced in its entirety with the Schedule B attached to this Amendment No. 3, dated as of March 1, 2021, between BNYM and each of Pacific Life and the Trust.

2.             Remainder of Current Agreement. Except as explicitly amended by this Amendment No. 3, the terms and provisions of the Current Agreement are hereby ratified, declared and remain in full force and effect.

3.             Governing Law. The governing law provision of the Agreement shall be the governing law provision of this Amendment No. 3.

4.             Entire Agreement. This Amendment No. 3 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.            Signatures; Counterparts. This Amendment No. 3 may be executed in one more counterparts and such execution may occur by manual signature on a copy of the Amendment No. 3 physically delivered, on a copy of the Amendment No. 3 transmitted by facsimile transmission or on a copy of the Amendment No. 3 transmitted as an imaged document attached to an email, or by “Electronic Signature,” which is hereby defined to mean (i) an image of a signature of each party's representative inserted into an electronic copy of this Amendment No. 3 through one party's license to use the DocuSign system (or other similarly licensed electronic system agreed to by the parties) or (ii) an image, graphic representation or symbol of a signature inserted into an electronic copy of the Amendmenr No. 3 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 3 or of executed signature pages to counterparts of this Amendment No 3, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 3 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 3.

IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment No. 3 to the Agreement to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment No. 3 by Electronic Signature, affirms authorization to execute this Amendment No. 3 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Robert Jordan
Name:	Robert Jordan
Title:	Director, Client Service Delivery

PACIFIC LIFE INSURANCE COMPANY		PACIFIC FUNDS SERIES TRUST
On behalf of each Fund, each in its individual
and separate capacity

By:	/s/ Howard T. Hirakawa	By:	/s/ Howard T. Hirakawa
Name:	Howard T. Hirakawa	Name:	Howard T. Hirakawa
Title:	Senior Vice President	Title:	Senior Vice President

SCHEDULE B

THIS SCHEDULE B, amended and restated effective as of March 1, 2021, is Schedule B to that certain Transfer Agency & Shareholder Services Agreement, dated as of July 1, 2020; Amendment No. 1, dated as of July 31, 2020; and Amendment No. 2, dated December 14, 2020, by and among BNY Mellon Investment Servicing (US) Inc. and each of Pacific Life Insurance Company and Pacific Funds Series Trust, on its own behalf and on behalf of each Fund of Pacific Funds Series Trust listed below on this Schedule B.

FUND

Pacific Funds SM Portfolio Optimization Aggressive-Growth

Pacific FundsSM Portfolio Optimization Conservative

Pacific Funds SM Portfolio Optimization Growth

Pacific Funds SM Portfolio Optimization Moderate

Pacific Funds SM Portfolio Optimization Moderate-Conservative

Pacific Funds SM Core Income

Pacific Funds SM Floating Rate Income

Pacific Funds SM High Income

Pacific Funds SM Short Duration Income

Pacific Funds SM Strategic Income

Pacific Funds SM Ultra Short Income

Pacific Funds SM ESG Core Bond

Pacific Funds SM Large-Cap Value (1)

Pacific Funds SM Small-Cap

Pacific Funds SM Small-Cap Value

Pacific Funds SM Small/Mid-Cap

PF Small-Cap Growth Fund

PF Emerging Markets Debt Fund

PF Emerging Markets Fund

PF Growth Fund

PF Inflation Managed Fund

PF International Large-Cap Fund

PF International Small-Cap Fund

PF International Value Fund

PF Large-Cap Value Fund

PF Managed Bond Fund

PF Multi-Asset Fund

PF Real Estate Fund

PF Short Duration Bond Fund

PF Small-Cap Value Fund

1 Expected to be liquidated on or about March 1, 2021. Will not appear on future versions of Schedule B.

3